Exhibit 10.11

Written Description of Compensatory Arrangement with William L. Trubeck

On March 7, 2011, YRC Worldwide Inc. (the “Company”) announced the appointment of William L. Trubeck as the Company’s Interim Executive Vice President and Chief Financial Officer effective as of March 31, 2011. From March 7, 2011 through March 31, 2011, Mr. Trubeck provided certain consulting services in his role as a director of the Company to provide for an orderly transition of the chief financial officer role at the Company.

In exchange for these services and in addition to fees received as a director, Mr. Trubeck receives $50,000 per month, plus reimbursement of travel and other business expenses.